GENERAL SERVICE AGREEMENT

CLIENT SERVICE PROVIDER

Allergy Butler, LLC (Blues Butler) 10701S Ozarks Dr.,

South Jordan, UT 84009

(the "Client")

GATC Health Corp 2030  Main Street, #660

Irvine, CA 92614

(the "Service Provider")

BACKGROUND

The Client is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services to the Client.

The Service Provider is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement .

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Service Provider (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

SERVICES PROVIDED

1.

The Client hereby agrees to engage the Service Provider to provide the Client with the following services (the "Services"):

a.

Service Provider to provide a co-branded Whole Exome test kit, kit processing and data analysis, and co-branded personalized health and wellness report to Client for resale to its customers. The combination of these items is referred to collectively (the "Report A") for billing purposes.

b.

Service Provider to provide a co-branded RNA test kit, kit processing and data analysis, and co-branded personalized health and wellness report to Client for resale to its customers. The combination of these items is referred to collectively (the "Report B") for billing purposes.

2.

During the Term, Client may request that Service Provider provide Report A and/or Report Bon an as needed basis pursuant to one or more orders submitted by Client to Service Provider ("Repo rt Services"). If such orders for Report Services are accepted by Service Provider, the Report Servicesshall be provided by Service Provider in accordance with terms and conditions promulgated by Service Provider from time to time with respect thereto (the "Report Terms of Service"). As of the Effective Date, the Report Terms of Service are as set forth on Exhibit A. Service Provider shall have the right to modify the Report Terms of Service at any time and from time to time; provided, however, Service Provider must give Client at least 90 days' advance written notice prior to making any modification that materially and adversely affects Client's rights and obligations under this Agreement.

3.

The Services will also include any other tasks which the Parties may agree on as provided in separate Statements of Work.

TERM OF AGREEMENT

4.

The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect for three years from the date of execution, subject to earlier termination as provided in this Agreement. The Term may be extended with the written consent of the Parties.

OWNERSHIP OF INTELLECTUAL PROPERTY

5.

All intellectual property and related material used to produce Report A and Report B (the "Intellectual Property"), including title, copyright, intellectual property rights and distribution rights of the Intellectual Property, is the sole property of the Service Provider. The Intellectual Property does not include any branding, marketing, sales material, processes or data associated with the Client and its operations.

6.

All genetic data acquired from customers of Client, including interpretations and dosing provided to individuals (the "Genetic Data"), shall be the property of Service Provider and Client, each with their own copy of the Genetic Data. Both parties retain full rights to use Genetic Data for any purpose, jointly or separately. All applicable patient confidentiality laws will be strictly followed in the collection, storage and use of Genetic Data.

CURRENCY

7.

Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

COMPENSATION

8.

Pricing for Report A and Report B will be addressed in "Pricing," Exhibit B.

9.

Invoices will be submitted by the Service Provider semi-monthly ("Billing Period") to the Client for DNA test kits received at Service Provider's sequencing laboratory during each Billing Period.

10.

Payment is due net 15 days from invoice date.

11.

In the event a DNA test kit received by Service Provider does not result in either Report A or Report B, a full credit shall be issued by Service Provider and evidenced on the invoice for the following Billing Period.

12.

In the event that this Agreement is terminated by the Client, client agrees to pay the Service Provider for all completed and delivered, but yet unbilled, Reports.

IMPLEMENTATION ITEMS

13.

Any customization of Services requested by Client shall be addressed in a separate Statement of Work.

REIMBURSEMENT OF EXPENSES

14.

The Service Provider will be reimbursed from time to time for reasonable and necessary expenses incurred by the Service Provider in connection with providing the Services.

15.

All expenses must be pre-approved by the Cli ent.

CONFIDENTIAL INFORMATION

16.

For purposes of this Agreement, "Confidential Information" means any information or data, regardless of whether it is in tangible form, of the other party that is not generally available to the public. Confidential Information may include, without limitation: information regarding business plans, strategies, technology, current and potential customer information, current and potential business partners, and each party's products, discoveries, invent ions, research, techniques, software and other proprietary information. Each party hereunder may be a disclosing party or a receiving party of Confidential Information, as the case may be.

CONFIDENTIALITY

17.

Each party agrees (i) to hold Confidential Information in strict confidence, (ii) not to disclose such Confidential Information to any third parties, except as provided in 1. SERVICES PROVIDED above, and

(iii) not to use any Confidential  Information  for any purpose except for  the  Business Purpose.  A receiving party may disclose the Confidential Information to its responsible employees, outside counsel and professionals retained by it who have a bona fide need to know and who have agreed to  the limitations imposed by this Agreement to the extent necessary to carry out the Business Purpose.

RETURN OF PROPERTY

18.

Upon the expiration or termination of this Agreement, the Service Provider will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client, including, but not limited to the patient information.

19.

Upon the expiration or termination of this Agreement, the Client will return to the Service Provider any property, documentation, records, or Confidential Information which is the property of the Service Provider.

CAPACITY/INDEPENDENT SERVICE PROVIDER

20.

In providing the Services under this Agreement it is expressly agreed that the Service Provider is acting as an independent Service Provider and not as an employee. The Service Provider and the Client acknowledge that this Agreement does not create a partnership or joint venture between them and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Service Provider during the Term. The Service Provider is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Service Provider under this Agreement .

NOTICE

21.

All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

a.

Allergy Butler, LLC (Blues Butler)

10701S Ozarks Dr., South Jordan, UT 84009

b.

GATC Health Corp

2030 Main Street, Suite 660, Irvine CA 92614

or to such other address as either Party may from time to time notify the other and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

INDEMNIFICATION

22.

Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

23.

Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

TIME OF THE ESSENCE

24.

Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

ASSIGNMENT AND ENUREMENT

25.

This Agreement shall be binding upon and shall enure to the benefit of the undersigned Parties and their respective successors and permitted assigns. Neither party may assign this Agreement, or sublicense, assign or delegate any right or duty hereunder, without the prior written consent of the other, except that Service Provider may assign this Agreement to its Affiliates, subsidiaries or successors to substantia lly all of Service Provider's assets pertaining to the subject matter of this Agreement , or in connection wit h any merger, sale of assets or other reorganization transaction.

ENTIRE AGREEMENT

25.

It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

TITLES/HEADINGS

27.

Headings are insert ed for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

28.

Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

29.

This Agreement will be governed by and construed in accordance with the laws of the State of California.

SEVERABILITY

30.

In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the inval id or unenforceable parts severed from the remainder of this Agreement.

WAIVER

31.

The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 9th day of March, 2021.

Allergy Butler, LLC (Blues Butler)

GATC Health Corp

Signature: /s/ Edward Loomis

Signature: /s/ Jeff Moses

Name: Edward Loomis

Name: Jeff Moses

Title: CEO

Title: President

6

EXHIBIT A

REPORT TERMS OF SERVICE

1. Cheek Swab DNA Collection Kits. Testing Services shall utilize cheek swab collection kits (each, a "Kit.) Each Kit is designed and meant for use by a single person. Each Kit contains, (i) two brush swabs,

(ii) two collection vials with a buffer fluid designed to preserve collected DNA and arrest bacteria growth, and (iii) a total of 5 barcode stickers for purpose of marking the Kit with a unique alphanumeric identification code (each, an “ID”).

2.

Ordering Kits; Kit Delivery. Each Order submitted by Client for Collection Kits shall specify the number of Kits requested, with a minimum Order of 20 kits, or lessor amount if agreed to by Service Provider. Kits will be delivered to the address designated by Client at Client’s sole cost and expense.

3.

3PL (3rd Party Logistics) - Packaging Kits Services. In addition to items purchased in the Kit, all packaging services include a bubble wrap return envelope prelabeled with Service Provider’s laboratory address, one resealable plastic bag or similar mailing vessel, and paper instruction sheet.

a.

Final Packaging Services will include. (i) Printing Branded Instruction Sheet. (ii) Labeling tubes with IDs. (iii) Receiving and coordinating additional items from Client (iv) Labeling any additional forms with ID (v) assembling all components for final packaging.

b.

Client Custom Box. Service Provider will provide boxes with Client branding, either on slipcover, band or other as mutually agreed. Service Provider will assemble components (i) into a single box (ii) close box with all contents (iii) apply ID to outside of box (iv) seal inside a single plastic outer mailing bag.

4.

3PL (3rd Party Logistics) - Shipping Kits. In conjunction with Packaging Kit Services, Shipping Services are provided by Service Provider.

a.

Large scale shipping. Service Provider will provide logistics to ship via pallet or shipping container. Client is responsible for paying all fees associated with shipping and may request a specific shipping vendor.

5.

Maintaining Kit Stock; Projected Kit Volume. Client acknowledges that failure to regularly notify Service Provider of the Projected Kit Volume could result in a backorder of Kits.

6.

Receipt and Processing of Kits. Receiving the Kits or Extracted DNA with the collected DNA samples mailed by the Client or the Client’s Customers (as defined below) to the Laboratory (the “Submitted Kit”);

a.

Unpacking the Submitted Kit.

b.

Scanning the barcode containing the ID on each Submitted Kit.

c.

Transferring the vial into the DNA extraction process as needed and in the case the sample fails QC for all submitted samples within the kit, Service Provider will inform the Client.

d.

Service Provider shall use its best efforts to process the sample submitted by Client within 5 business days.

7.

Processing of Extracted DNA Sample. Performing Genetic testing services on DNA sample pursuant to the Order submitted by the Client for the specific ID on the Submitted Kit (the “Processing Services”).

a.

Performing Next Generation Sequencing (“NGS”) using the Illumina Nova Seq (the

“Sequencing”).

b.

Service Provider shall use its best efforts to process the sample submitted by Client within 15 to 20 business days from receipt of extracted DNA.

i.

During normal business activities (outside of Q1) Service Provider shall use its best efforts to process 95% of all submitted kits within standard turnaround time.

ii.

During peak business activities (Q1) Service Provider shall use its best efforts to process 95% of all submitted kits within 25 business days.

8.

Complete Results. Processing of Extracted DNA is considered completed upon any of the following:

a.

The results as defined below is uploaded to Client.

b.

The Submitted Kit was canceled by the Client or its customer after Kit is marked received.

c.

The Submitted Kit has failed to meet lab quality standards which results in a termination of processing.

i.

Service Provider will attempt to process the Submitted Kit’s second swab assuming one was provided.

ii.

Service Provider shall use its best effort to process the second swab within 20 business days from notification to Client of first swab failure.

9.

Delivery of Results. Service Provider shall use its best efforts to produce Report A or Report B from the sequenced genetic data within 5 business days of receiving sequenced genetic data from laboratory.

a.

Service Provider will not transmit data via any method that it does not consider secure.

b.

Service Provider will transmit data as a single file or multiple files depending on the Client’s request.

EXHIBIT B PRICING

1.

Pricing for “Report A” as described in the Service Agreement

a.

$465 per Report A.

$465 per Report B.